SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported):  May 29, 2007
EPIX Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-21863	04-3030815

(Commission File Number)	(IRS Employer Identification No.)

4 Maguire Road, Lexington, Massachusetts	02421

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 761-7600
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On May 29, 2007, the Board of Directors of EPIX Pharmaceuticals, Inc. (the “Company”) amended and restated its Director Compensation Arrangements (the “Director Compensation Arrangements”), pursuant to the recommendation of its Compensation Committee, under which the Company’s non-employee directors will receive cash and equity awards for their service to the Company. Effective after the Company’s 2007 annual meeting of stockholders to be held on June 27, 2007, each of the Company’s non-employee members of the Board of Directors are entitled to the following cash compensation:

Board of Directors
Annual retainer for Board membership:	$20,000
Additional retainer for Chairman:	$10,000

Board Committees
Annual retainer for Committee membership:	$10,000
Additional retainer for Audit Committee chair:	$7,500
Additional retainer for Compensation Committee and Nominating and Governance Committee chairs:	$5,000
     The equity awards under the Director Compensation Arrangements will consist of initial and annual awards of stock options. Initial awards of stock options to purchase 25,000 shares of common stock will be granted upon election or re-election to the Board of Directors. These options will vest in three equal annual installments such that they become fully-vested on the earlier of (i) the third anniversary of the date of grant or (ii) the date of the Company’s third annual meeting following the date of grant. Annual awards of 10,000 stock options will be granted to directors during the years in which such director is not up for re-election to the Board of Directors. These options will vest in full on the earlier of (i) the first anniversary date of the grant or (ii) the date of the Company’s next annual meeting, in each case provided that the optionee is still a director of the Company on such date. All options will be granted at fair market value on the date of grant and will be granted at the first meeting of the Board of Directors following our annual meeting of stockholders.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIX PHARMACEUTICALS, INC.
June 4, 2007	By:	/s/ Kim C. Drapkin
Kim C. Drapkin
Chief Financial Officer